Exhibit 4.2

THIS OPTION MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN AND THIS AGREEMENT.  ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS AGREEMENT.  A COPY OF THE PLAN IS PROVIDED WITH THIS AGREEMENT.

ZAP

INCENTIVE STOCK OPTION AGREEMENT

Date of Grant:

Name of Recipient:

Number of Shares:

            We are pleased to notify you that ZAP (the "Company") on this day hereby grants to you an option to purchase all or any part of  shares of the Common Stock of the Company at the price of $ per share (the "Exercise Price"), which has been determined by the Company to be one hundred percent (100%) of the fair market value of a share of the Common Stock of the Company as of the Date of Grant, as a stock option under the ZAP 2002 Stock Incentive Plan (the "Plan").

THIS OPTION IS INTENDED TO BE AN INCENTIVE STOCK OPTION, AS DESCRIBED IN §423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), BUT THE COMPANY DOES NOT REPRESENT OR WARRANT THAT THIS OPTION NECESSARILY QUALIFIES AS SUCH.  YOUR ABILITY TO RECEIVE THE TAX TREATMENT ACCORDED TO INCENTIVE STOCK OPTIONS UPON EXERCISE OF THIS OPTION AND THE SALE OF THE STOCK ACQUIRED UPON EXERCISE IS SUBJECT TO TIMING REQUIREMENTS SET FORTH IN THE CODE.  YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX EFFECTS OF THIS OPTION.

1.  Signature on Option Agreement

            You cannot exercise this option unless you first sign this Agreement in the place provided and return it to Renay Cude, Corporate Secretary. However, your signing and delivering this letter will not bind you to purchase any of the shares subject to this option.

2.  Term of Option and Vesting

            Subject to the provisions of Sections 5 and 6 below, you may exercise this option at any time during a period of 36 months (3 Years) from the Date of Grant in accordance with the following schedule:

Number of Shares:
Price per Share:
Monthly vesting Amt:

            You may exercise all or any unexercised portion of this option any time prior to or upon the expiration of thirty six (36) months (3 years) from the Date of Grant.  If you do not exercise all of the options prior to or on that date, all of your rights to exercise any unexercised portion of this option will immediately terminate.

3.  Method of Exercising Option.

            a.  Notice and Payment – General.  This option may be exercised by delivering to the Secretary of the Company payment in full at the Exercise Price for the number of shares being purchased in cash, certified or cashier's check, personal bank check or the equivalent thereof acceptable to the Company, together with a written notice in a form satisfactory to the Company, signed by you specifying the number of shares you then desire to purchase and the time of delivery thereof, which shall not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice.

            b.  Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise of this option.

            c.  Securities Laws Restrictions.  The Company has granted you this option pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "Act") set forth in Rule 701 of the Securities and Exchange Commission, and it is anticipated that the exemption contained in that Rule will apply to your exercise of this option.  If for any reason that Rule or successor thereto is not available to the exercise of this option, this option may not be exercised unless a registration statement under the Act is in effect with respect to the shares issuable upon exercise of this option or, if in the opinion of counsel to the Company, another exemption to the registration requirements is available.  The availability of any exemption to the registration requirements may be conditioned, among other things, upon the Company's receipt of written representations from you regarding your investment experience, your receipt of financial and other information regarding the Company, and representations from you that you will not resell or otherwise dispose of the shares you are acquiring other than in accordance with Rule 144 of the SEC.  If an exemption to the registration requirements is not available, the Company shall be under no obligation to register the shares you may receive under the Act.  As a result, it is possible that you may not be able to exercise this option when you desire to do so.

            d.  Withholding.  If you incur a tax liability in connection with this option, the Company may, in its discretion, allow you to satisfy federal and state tax withholding requirements by having the Company withhold from the shares to be issued to you upon exercise of this option that number of shares with a fair market value equal to the amount of tax to be withheld.  The value of the shares to be withheld shall be determined on the date that the amount of tax to be withheld is ascertained.  You must make this election in writing on or before the date that the amount of tax is determined and you may not revoke this election after you make it.  If the Company decides not to allow you to satisfy your withholding obligations in this manner, the Company may require you as a condition to your exercise of this option to pay in cash or cash equivalent to the Company the amount of your withholding obligations on or before the date that payment of withholding taxes is due.

4.  Nontransferability of Option.

            This option shall not be transferable except by Will or the laws of descent and distribution, and this option may be exercised during your lifetime only by you.  Any purported transfer or assignment of this option shall be void and of no effect, and shall give the Company the right to terminate this option as of the date of such purported transfer or assignment.

5.  Termination of Employment.

            a.  Termination: General.  Notwithstanding the provisions of Section 2, if your status as employee of the Company is terminated for any reason other than cause (as defined below) or death or disability, you may exercise this option within three (3) months from the effective date of such termination to the extent you were entitled to exercise this option on the date of termination, after which you will no longer have any rights to exercise this option.

            b.  Termination: Death or Disability.   If your status as an employee is terminated due to death or disability, you (or your qualified representative or estate, as the case may be) may exercise this option within twelve (12) months from the date you died or became disabled to extent to which you were entitled to exercise this option on the date of death or disability, after which time you will no longer have any rights to exercise this option.  The definition of "disability" for purposes of this agreement shall be that set forth in §22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or such successor provision under the Code as is in effect as of the date of such disability.  In no event may you exercise this option after the expiration of the term of this option.

            c.  Termination for Cause.  If your status as an employee is terminated by the Company for cause, you will not be allowed to exercise any portion of this option.  For the purposes of this Agreement, "cause" will be defined as: (i)  intentional misconduct or  negligence in the performance of employment duties; (ii) the failure to perform employment duties in the manner specified by the Company; (iii) fraud committed against the Company or theft or embezzlement of Company property; or (iv) violation of Company policies, work rules or confidentiality agreements.

            d.  Leave of Absence.  For the purposes of this Agreement, your status as an employee shall not be deemed terminated if you take any military leave, sick leave or other leave of absence approved by the Company of ninety (90) days or less.  If the leave extends beyond that time, your employment will be deemed to have terminated on the ninety‑first (91st) day after the leave began unless your right to reemployment is guaranteed by statute or contract.  There shall be no continued vesting of shares as provided in Section 2 while you are on an approved leave unless the Company otherwise agrees or continuation of vesting during your leave of absence is required by law.

6.  Termination of Options Upon Certain Events.

            a.  General.  Except as otherwise provided in this Section 6, this option shall terminate immediately, notwithstanding the fact that this option could otherwise be exercised, two (2) business days prior to the occurrence of any of the following events:

                        i.  The merger or consolidation of the Company, whether or not the Company is the surviving corporation, if the beneficial owners of the Company's securities immediately prior to the merger or consolidation as a group are the beneficial owners of less than 50% of the surviving entity's outstanding voting securities immediately after the merger or consolidation;

                        ii.  The sale or exchange of all or substantially all of the outstanding voting securities of the Company;

                        iii.  The sale, exchange or transfer of all or substantially all of the assets of the Company other than in the ordinary course of business; or

                        iv.  The dissolution or liquidation of the Company.

            b. No Assumption of Obligations.         Although the Company may attempt to negotiate with the surviving, continuing, successor or acquiring corporation or entity, as the case may be (the "Acquiror") for the Acquiror to assume the obligations of the Company with respect to the outstanding options, the Acquiror shall not be required to assume these obligations or provide substitute options unless the Acquiror agrees to do so.  The Company shall not be liable in any way if the Acquiror does not agree to assume the Company's obligations or provide substitute options.

            c.  Acceleration of Vesting.  If the Acquiror does not agree to assume the obligations of the Company, the Holder will be allowed to exercise his option to purchase all of the shares subject to this option, regardless of the schedule set forth in Section 2.

            d.  Notice of Event.  If the Acquiror does not agree to assume the obligations of the Company under this agreement, the Company shall provide you with notice of any event described in subsection 6.a above no later than ten (10) calendar days before it occurs.

            e.  No Cancellation of Options.  There shall be no cancellation of options under this Section 6 if the Acquiror was an affiliate of the Company immediately prior to the event described in 6.a.i, 6.a.ii or 6.a.iii above or is a person, group or other entity which beneficially owned over 10% of the Company's outstanding voting stock immediately prior to the event.

7.  Adjustment of and Changes in the Shares.

            a.  Adjustments.  If: (i) the shares of the Company's Common Stock are changed into a different number of shares by reason of reorganization, recapitalization, combination of shares, stock split, reverse stock split or reclassification; (ii) the Company declares and pays a stock dividend on the Common Stock; or (iii) the Company's Common Stock is changed into or exchanged for a different type of security due to any reorganization, recapitalization, reclassification or similar event, the Company shall make appropriate adjustments in the number of shares or kind of securities which you may purchase upon exercise of this option so that your proportionate shareholding interest in the Company represented by unexercised portion of this option shall be maintained as before the event.  Adjustments in this option shall be made without change to the total price of the unexercised portion of this option and with a corresponding adjustment in the option price per share.

            b.  No Additional Rights.  Except as expressly provided in this Section 7, you shall have no rights by reason of any of the following events: (1) subdivision or consolidation of shares of stock of any class issued by the Company; (2) payment by the Company of any stock dividend; (3) any other increase or decrease in the number of shares of stock of any class; (4) any dissolution, liquidation, merger, consolidation, spin-off or acquisition of assets or stock of another corporation by the Company.  Other than as set forth in subsection 7.a, no issuance by the Company of shares of stock of any class or securities convertible into shares of any class, or the conversion of such securities into shares of any class of stock, shall affect the number or price of shares of Common Stock subject to this option, and no adjustment by reason thereof shall be made.

            c.  No Limitation on Company's Rights.  Nothing in this Agreement shall affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

8.  Rights as a Shareholder.

            You shall have no rights as a shareholder by virtue of possessing this option and no such rights with respect to any shares of stock issuable upon exercise of this option until the date you are issued a stock certificate evidencing the your ownership of the shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as provided in Section 7 hereof.

9.  Right of First Refusal.

            a.  General.  If you propose to sell, pledge or otherwise transfer any of the shares you acquire upon the exercise of this option to any person pursuant to a bona fide offer, the Company shall have the right to purchase those shares (the "Offered Shares") from you pursuant to the terms and conditions set forth below (hereafter referred to as the "Right of First Refusal").

            b.  Notice of Proposed Transfer.  Before you transfer any of the Offered Shares, you shall provide the Company with a written notice (the "Transfer Notice") setting forth the number of shares you wish to transfer, the identity of the proposed transferee, the price at which the Offered Shares are proposed to be transferred and all of the material terms of the proposed transfer.  If the Company wishes to exercise the Right of First Refusal with respect to some or all of these shares, the Company must so notify you no later than thirty (30) days after its receipt of the Transfer Notice (the "Election Notice").  The Company shall then be entitled to purchase the number of Offered Shares set forth in the Election Notice at the price and pursuant to the terms and conditions contained in the Transfer Notice, provided that the sale shall take place on the later of: i) the date upon which the transfer to the proposed transferee was to take place; or ii) sixty (60) days following the Company's receipt of the Transfer Notice.  If the purchase price specified in the Transfer Notice is payable in property other than cash or debt, the Company shall have the option of paying the purchase price in cash equal to the fair market value of that property, as determined in the good faith discretion of the Board of Directors of the Company.

            c.  Shares Not Purchased.  Offered Shares which the Company does not elect to purchase and which are transferred to the proposed transferee in accordance with the Transfer Notice shall not be subject to the Right of First Refusal after the transfer occurs.  The Right of First Refusal will continue to apply to all shares purchasable upon exercise of this option, including but not limited to the Offered Shares, if the transfer does not take place in accordance with the Transfer Notice or if the transfer violates subsection 9.g.

            d.  Change in Offer.  If the offer from the proposed transferee pursuant to which you propose to transfer these shares is amended in any way which makes the offer materially more favorable to the proposed transferee, or if the date for completion of the sale is extended more than sixty (60) days beyond that set forth in the Transfer Notice, the amended or extended offer shall be considered a new offer.  No shares may be sold to the proposed transferee on the basis of that new offer unless the shares are re‑offered to the Company on the terms contained in the new offer in accordance with the procedures set forth in this Section 9.

            e.  Involuntary Transfers.  If any of the shares you acquire upon exercise of this option are sold or otherwise transferred pursuant to court order, foreclosure or otherwise by operation of law (other than upon death under the conditions set forth in subsection 9.f), the Company shall have the right to purchase the shares from you or, if title to these shares has been given to the transferee, from the transferee in accordance with the procedures set forth in subsection 9.b.  You or, if title to these shares has already been transferred, the transferee must transmit copies of the court order or notice of foreclosure or sale to the Company together with the Transfer Notice.  If the proposed transferee is required to provide consideration in exchange for the shares, the purchase price for the shares by the Company shall be the amount of that consideration.  If no price capable of valuation is given, the purchase price for the shares by the Company shall be the fair market value of the shares as determined in the good faith discretion of the Company.

            f.  Transfers Not Subject to Right of First Refusal. The Right of First Refusal shall not apply to any transfer of shares acquired upon exercise of this option to: i) your spouse, children or your lineal descendants or to a trust established for your benefit or the benefit of these persons; or ii) to your estate and, thereafter, your ancestors, descendants or spouse by Will or intestate succession following your death, provided that each transferee agrees in writing in a form acceptable to the Company that the transferee will abide by all of the provisions of this Section 9 and acknowledging that the shares are subject to the Right of First Refusal and other provisions of this Agreement. Transfers of shares by gift other than as provided for in this subsection 9.f are prohibited.

            g.  Transfers in Bad Faith.  If the Company concludes that any transfer described in a Transfer Notice is not bona fide, or if a transfer is not otherwise made in accordance with the requirements of this Section 9, the Company may refuse to recognize that transfer in its shareholder records and that purported transfer will be null and void.

            h.  Assignment of Right of First Refusal.  The Company may assign its Right of First Refusal to one or more of the Company's shareholders at any time with respect to some or all of the shares which are proposed to be transferred.

            i.  Termination of Right of First Refusal.  This Section 9 shall cease to be in effect upon the occurrence of any of the following events:

                        i.  The closing of an underwritten public offering for the Company's Common Stock (or any equity securities of a class which may be purchased upon the exercise of this option) pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act; provided that the gross proceeds to the Company from the offering, after underwriter’s discounts and commissions, exceed $5,000,000;

                        ii.  The listing of the Company's Common Stock (or other equity securities of a class which may be purchased upon the exercise of this option) on a national securities exchange (as that term is used in the Securities Exchange Act of 1934),

                        ii.  The occurrence of any of the events described in subsection 6.a.

10.  Notification of Sale.

            If the right of first refusal has been terminated, you agree to notify the Company of a sale, pledge or other transfer of any of the shares acquired upon exercise of this option not more than five (5) days after the sale, pledge or other transfer.

11.  Restrictions on Sales under Securities Laws.

            a.  Federal Securities Laws.      The shares which are issuable upon the exercise of this option have not been registered under the Securities Act.  As a consequence, you will not be able to sell, pledge or otherwise transfer these shares unless they are registered under the Securities Act or unless the sale complies with the requirements of SEC Rule 701 or SEC Rule 144 or, in the opinion of counsel to the Company, another exemption to the registration requirements is available to the transaction.  You should be aware that your ability to sell, pledge or otherwise transfer these shares may be subject to substantial restrictions under the Securities Act and the rules of the SEC.  No sale, pledge or other transfer of these shares will be allowed unless you are able to demonstrate to the satisfaction of the Company that the proposed transfer complies with the Securities Act and the rules of the SEC.  If you wish for information on whether a proposed transfer may violate these restrictions, you should contact the Secretary of the Company or your own counsel.

            b.  The shares issuable upon the exercise of this option have not been registered or qualified under the securities laws of any other state.  If the securities laws of any other state require that the Company place limitations on the transferability of these shares, these shares may not be transferred unless you are able to demonstrate to the satisfaction of the Company that the proposed transfer complies with that state's law.

12.  Restrictive Legends.

            The Company may place restrictive legends on the certificate or certificates representing the shares issued upon exercise of this option referring the Right of First Refusal set forth in Section 9 of this Agreement and any restrictions on transfer under federal and applicable state securities laws.  Upon the request of the Company, you shall promptly provide the Company with any and all certificates representing shares acquired upon exercise of this option in order to allow the Company to attach applicable legends.  Unless the Company determines otherwise, the legends which may be placed on the certificate or certificates representing the shares may include, but are not limited to, the following:

            a.  "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SHARES MAY NOT BE SOLD, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THESE SHARES OR THE COMPANY RECEIVES EVIDENCE REASONABLY SATISFACTORY TO IT THAT THE SALE, HYPOTHECATION,

ASSIGNMENT OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENT OF THE ACT.

            b.  "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION OR ITS ASSIGNEES.  THE TERMS OF THE RIGHT OF FIRST REFUSAL ARE CONTAINED IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THE SHARES, A COPY OF WHICH MAY BE REVIEWED UPON WRITTEN REQUEST MADE TO THE SECRETARY OF THE CORPORATION.  ANY TRANSFER OF THE SHARES IN VIOLATION OF THIS AGREEMENT SHALL BE VOID."

13.  Market Standoff Agreement.

            If the Company has a public offering of its stock, you agree that you will not sell or otherwise dispose of the Shares without the prior written consent of the Company or the underwriters of that offering for such period as the Company or the underwriters may specify; provided that this period shall not exceed 180 days from the registration or qualification of the securities under the Securities Act or Regulation A of the Securities and Exchange Commission.

14.  Subject to Terms of the Plan.

            This Agreement shall be subject in all respects to the terms and conditions of the Plan, and if the terms of this Agreement and the Plan conflict in any way, the terms of the Plan shall control.  Your signature herein represents your acknowledgment of receipt of a copy of the Plan.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be finally and conclusively determined by the Company in its sole discretion, and such determination shall be binding upon all parties.

15.  Exercise of Option Conditioned on Approval.

            This option shall become null and void, and you may not exercise this option, unless the shareholders of the Company approve the Plan within twelve months of the date the Plan was adopted by the Company's Board of Directors.

16.  Taxes.

            This option is intended to be an incentive stock option within the meaning of §422 of the Code, and taxation thereof (with respect to both the Company and you or your estate) shall be governed by applicable provisions of the Code.  Your ability to receive the tax treatment accorded to incentive stock options upon the exercise of this option and the sale of the stock acquired upon exercise is subject to timing requirements set forth in the Code. You should consult with your tax advisor if you have questions regarding the tax effect of this option.

17.  Not an Employment Contract.

            This Agreement shall not be deemed to be an agreement to employ you for a specific term or to limit in any way the right of the Company to terminate your employment at any time with or without cause.

18.  Entire Agreement.

            This document, the Plan and all attachments to this document contain the entire agreement between you and the Company with respect to the subject matter contained herein and supersede in their entirety any previous or contemporaneous agreements, whether oral or written, with respect to that subject matter.

19.  No Waiver or Amendment.

            This Agreement may not be amended or modified except with the signed, written consent of the parties to such amendment or modification.   No right shall be deemed waived without the written consent of the party charged with waiving such right.  The Company may at any time terminate or amend the Plan; provided, however, that no such termination or amendment may adversely affect your rights under this Agreement.

20.  Notices.

            All notices contemplated under this Agreement shall be in writing and shall be delivered personally, sent via recognized courier (such as Federal Express, DHL or Airborne Express) or by first class mail.  Notices shall be sent to the addresses stated below the signatures of each party to this Agreement or, if that party changes his or its address, to such other address as that party specifies in writing.

21.  Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its conflicts of laws provisions.

ZAP

By: Renay Cude

Its: Secretary

Address:

501 Fourth Street
Santa Rosa, CA  95401

            I acknowledge receipt of this Agreement and a copy of the ZAP Stock Incentive Plan and accept the terms and conditions thereof.

Date:

____________________________
            Employee’s Name

____________________________
[Printed or Typed Name of Optionee]

Address:

____________________________

____________________________